Exhibit No. 11.1

                    Commerce Bancorp, Inc. and Subsidiaries
                      Computation of Net Income Per Share
                    (in thousands, except per share amounts)


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
                                                                                   Year Ended
                                                                                  December 31,
                                                                     1994             1993              1992
Primary Net Income Per Share
Adjustment of income:
  Net income                                                       $20,377           $14,615          $10,017
  Preferred stock dividends                                          1,074             1,574            1,574
                                                                     -----             -----            -----
  Adjusted net income applicable to
    common stock                                                   $19,303           $13,041           $8,443
                                                                   =======           =======           ======

Average shares of common stock and equivalents outstanding:
    Average common shares outstanding                                8,182             7,370            6,295
    Common stock equivalents - dilutive
      options                                                          291               204              126
                                                                       ---               ---              ---
    Average shares of common stock and
      equivalents outstanding                                        8,473             7,574            6,421
                                                                     =====             =====            =====

Net income per share of common stock                                 $2.28             $1.72            $1.31
                                                                     =====             =====            =====

Fully Diluted Net Income Per Share
Net income applicable to common stock
  on a fully diluted basis                                         $20,377           $14,615          $10,017
Less: additional ESOP contribution
  under the if-converted method                                        139               187
                                                                       ---               ---
Adjusted net income applicable to
  common stock on a fully diluted basis                            $20,238           $14,428          $10,017
                                                                   =======           =======          =======

Average number of shares outstanding on a fully
  diluted basis:
    Average common shares outstanding                                8,182             7,370            6,295
    Additional shares considered in fully
      diluted computation assuming:
        Exercise of stock options                                      330               203              195
       Conversion of preferred stock                                 1,131             1,507            1,508
                                                                     -----             -----            -----
Average number of shares outstanding
  on a fully diluted basis                                           9,643             9,080            7,998
                                                                     =====             =====            =====

Fully diluted net income per share of
  common stock                                                       $2.10             $1.59            $1.25
                                                                     =====             =====            =====

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